Exhibit 7.10

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 08, 2005 by and between Doug McKay, an Oregon resident (the “Seller”) and each of the buyers set forth on Exhibit A hereto (each a "Buyer" and collectively, the “Buyers”).

RECITALS

1.            The Seller is the beneficial and record owner of an aggregate of 900,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of A-Fem Medical Corp. (the “Issuer”). The Seller now wishes to sell, transfer and assign 900,000 shares of Common Stock (the “Shares”) to the Buyers.

2.            The Buyers desire to purchase from the Seller, and the Seller desires to sell to the Buyers, the Sellers’ entire right, title and interest in and to the Shares, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged, the parties agree:

1.	Agreement to Purchase.

The Buyers hereby agree to purchase, and the Seller hereby agrees to sell, the Shares pursuant to the casdfonditions set forth herein. The aggregate purchase price of the Shares being sold to the Buyers hereunder is $225,000 (the “Purchase Price”), at a price per share equal to $.0.25. The Buyers shall deliver to the Seller the Purchase Price according to instructions provided by the Seller.

2.            Representations, Warranties and Covenants of the Buyers. Each Buyer represents and warrants to the Seller, and covenants for the benefit of the Seller, with respect solely to itself and not with respect to any other Buyer, as follows:

(a)          Each Buyer is an "accredited investor" as defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act");

(b)          The Buyer is acquiring the Shares for its own account and not with a view to any distribution of the Shares in violation of the Securities Act;

(c)          Each Buyer acknowledges that it has significant prior investment experience, including investment in non-listed and non-registered securities, and that such Buyer recognizes the highly speculative nature of this investment. Each Buyer represents that it has been furnished with all documents and other information regarding the Issuer that such Buyer had requested or desired to know and all other documents which could be reasonably provided have been made available for such Buyer’s inspection and review;

(d)          Each Buyer acknowledges that the Shares have not been passed upon or reviewed by the Securities and Exchange Commission. Each Buyer agrees that it will not sell, transfer or otherwise dispose of any of the Shares until they are registered under the Securities Act, or unless an exemption from such registration is available;

(e)          This Agreement constitutes a valid and binding agreement and obligation of each Buyer enforceable against such Buyer in accordance with its terms, subject to limitations on enforcement by general principles of equity and bankruptcy or other laws affecting the enforcement of creditors' rights generally; and

(f)           This Agreement has been duly authorized, validly executed and delivered on behalf of such Buyer, and such Buyer has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

3.            Representations, Warranties and Covenants of the Seller. The Seller represents and warrants to the Buyers, and covenants for the benefit of the Buyers, as follows:

(a)          The offer and sale of the Shares is exempt from registration under the Securities Act pursuant to an exemption thereunder;

(b)          The Seller is not, and has not been at any time during the twelve-month period preceding the date of this Agreement, an “affiliate” of the Issuer, as the term “affiliate” is defined in Rule 144(a)(1);

(c)          The Seller has not held beneficial ownership of the Shares for greater than one (1) year;

(d)          This Agreement has been duly authorized, validly executed and delivered on behalf of the Seller and is a valid and binding agreement and obligation of the Seller enforceable against the Seller in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Seller has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder; and

(e)          The Seller is the legal, beneficial and registered owner of the Shares, free and clear of any liens, charges or encumbrances. Upon payment of the Purchase Price, the Buyers will acquire all right, title and interest in the Shares, free and clear of all liens, charges or encumbrances.

4.            Conditions Precedent to the Obligations of the Seller to Sell the Shares. The obligation hereunder of the Seller to sell the Shares to the Buyers is subject to the satisfaction or waiver, on or before the Closing, of each of the conditions set forth below. These conditions are for the Sellers’ sole benefit and may be waived by the Seller at any time in their sole discretion.

(a)          This Agreement shall have been executed by the Buyers and delivered to the Seller;

(b)          The representations and warranties of the Buyers shall be true and correct in all material respects as of the date when made and as of the Closing; and

(c)	The Purchase Price for the Shares has been delivered to the Seller.

5.            Conditions Precedent to the Obligation of the Buyers to Purchase the Shares. The obligation hereunder of the Buyers to purchase the Shares is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Buyers’ sole benefit and may be waived by the Buyers at any time in their sole discretion:

(a)          This Agreement shall have been executed by the Seller and delivered to the Buyers;

(b)          The representations and warranties of the Seller shall be true and correct in all material respects as of the date when made and as of the Closing; and

(c)          The Seller shall have delivered or cause to be delivered, to the Buyers the certificates representing the Shares being acquired by the Buyers together with all executed stock power(s) and assignment documents as of the date first written above.

6.            Binding Effect; Assignment. This Agreement is not assignable by the Seller or the Buyers without the prior written consent of the other party. This Agreement and the provisions hereof shall be binding and shall inure to the benefit of the Seller and its successors and permitted assigns with respect to the obligations of the Buyers under this Agreement, and to the benefit of the Buyers and its successors and permitted assigns with respect to the obligations of the Seller under this Agreement.

7.            Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

8.            Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous oral or written proposals or agreements relating thereto all of which are merged herein. This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.

9.            Survival. The representations and warranties of the Seller and the Buyer shall survive the Closing hereunder.

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IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

SELLER:

/s/Doug McKay

DOUG MCKAY

BUYER:

SHERBROOKE PARTNERS, LLC

By:/s/ Matthew Balk

Name: Matthew Balk

Title: Managing Member

BUYER:

MARK CAPITAL, LLC

By:/s/ Evan Levine

Name: Evan Levine

Title: Managing Member

BUYER:

/s/Brian Corday

BRIAN CORDAY

BUYER:

/s/Caroline A. Levine

                                                                          CAROLINE A. LEVINE

Exhibit A

	Buyers
Name	# Shares Purchased	Aggregate Purchase Price
Sherbrooke Partners LLC	300,000	$75,000
Mark Capital, LLC	150,000	$37,500
Brian Corday	300,000	$75,000
Caroline A. Levine	150,000	$75,000
	Seller
Name	# Shares Sold	Aggregate Funds Received
Doug McKay	900,000	$225,000